Exhibit 10.26
[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED. CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION]
November 9, 1994
Mr. Akira Yamamoto
Goodman Company, Ltd.
108 Fujigaoka, Meito-ku
Nagoya-shi 465
Japan
Dear Mr. Yamamoto:
This is to confirm the understanding and agreement that Goodman Company, Ltd. and Kaneko Enterprises, Inc. (collectively, “Distributor”) and Cardiometrics, Inc. (“Manufacturer”) have reached regarding that certain International Distributor Agreement (“Prior Agreement”) dated as of September 17, 1991 between Distributor and Manufacturer. Capitalized terms not otherwise defined in this letter shall be defined as in the Prior Agreement.
1.	Distributor and Manufacturer shall enter into a new 5-year International Distributor Agreement (“New Agreement”) in the form enclosed with this letter, with the fixed term of the New Agreement ending on September 17, 1999. Except as provided below, the New Agreement shall supersede the Prior Agreement.

2.	Distributor and Manufacturer agree that Distributor has obtained government approvals for the Products in the name of Distributor, rather than in the name of Manufacturer, contrary to the provisions of Section 8(h) of the Prior Agreement. Distributor and Manufacturer agree that these government approvals may remain in the name of the Distributor; provided, that Distributor agrees that upon the earlier to occur of: (a) the giving of notice of termination of the New Agreement pursuant to Section 8 thereof, or (b) the termination of the New Agreement, it shall take all necessary actions to transfer these government approvals to the name of the Manufacturer as promptly as possible, but in any event within ninety (90) days of the giving of notice or thirty (30) days after termination of the New Agreement, whichever period ends the soonest. After the transfer of these government approvals has been made and upon delivery to Manufacturer of Distributor’s customer list for the Products, Manufacturer shall (i) reimburse Distributor for its reasonable expenses incurred in effecting such transfers and obtaining official reimbursement from the Ministry of Health in Japan and certain government approvals, in an amount not to exceed (U.S.) $250,000, and (ii) pay to Distributor all amounts then due to Distributor pursuant to Sections 8(c) and 8(e) of the New Agreement.
Cardiometrics Inc., 645 Clyde Avenue, Mountain View, CA 94043
Telephone: 415961.6993 • Fax 115 961-8753 • Customer Service: 500 531-FLOW (3569)

November 9, 1994
Page Two

To confirm the foregoing, please sign and return to me the enclosed copy of this letter.
Sincerely,
Cardiometrics, Inc.

By:	/s/ Menahem Nassi

Menahem Nassi
President and Chief Executive Officer

ACKNOWLEDGED AND CONFIRMED:
Goodman Company, Ltd.

By:	/s/ Akira Yamamoto

Name:	Akira Yamamoto

Title:	President

Kaneko Enterprises, Inc.

By:	/s/ Masahiko Kaneko

Name:	Masahiko Kaneko

Title:	President

INTERNATIONAL DISTRIBUTOR AGREEMENT
This International Distributor Agreement (“Agreement ”) is entered into in Mountain View, California, as of September 17, 1994 between Cardiometrics, Inc., a California Corporation with principle offices at 645 Clyde Avenue, California, U.S.A. ( “Manufacturer” ), and GOODMAN CO., LTD., and KANEKO ENTERPRISES, INC. companies with offices located at Goodman Co., Ltd., 108 Fujigaoka, Meito-Ku, Nagoya, 465 Japan; and Kaneko Enterprises, Inc. 16241-D Gothard Avenue, Huntington Beach, CA 92647 ( “Distributor”).
In consideration of the mutual promises contained herein, the parties agree as follows:
1. DEFINITIONS
     a) “Products” shall mean those products listed in Exhibit A attached hereto. Products may be changed, abandoned or added by Manufacturer, at its sole discretion, provided that Manufacturer gives thirty (30) days’ prior written notice to distributor. Manufacturer shall be under no obligation to continue the production of any Product, except as provided herein.
     b) “Territory” shall mean that geographic area identified in Exhibit B attached hereto.
2. APPOINTMENT AND AUTHORITY OF DISTRIBUTOR
     a) Appointment. Subject to the terms and conditions set forth herein, Manufacturer hereby appoints Distributor as Manufacturer’s sole and exclusive importer and Distributor for the Cardiometrics stand alone FloMap and Cardiometrics FloWire products as specified in Exhibit A, in the Territory, and Distributor hereby accepts such appointment. Manufacturer reserves the right to appoint value added resellers, original equipment manufacturers (OEM) and the like (“ Third Party Resellers”) to sell Products other than disposable guidewire Products, (“Hardware Products”) in the territory. Manufacturer shall pay no compensation for Distributor for sales of hardware products by Third Party Resellers in the territory as noted in 2(a) .
     b) Territorial Responsibility. Distributor shall pursue aggressive sales policies and procedures to realize the maximum sales potential for the Products in the Territory.
     c) Conflict of Interest. Distributor warrants to Manufacturer that it does not currently represent or promote any lines or products that compete with the Products. During the term of this Agreement, Distributor shall not, without Manufacturer’s prior written consent, represent, promote or otherwise try to sell within the Territory any lines or products that, in Manufacturer’s judgement, compete with the Products covered by this Agreement. Immediately prior to the execution of this Agreement, Distributor shall provide Manufacturer with a list of the companies and products that it currently represents and shall notify Manufacturer in writing of any new companies and products at such time as its promotion of those new companies and products commences.
     d) Independent Contractors. The relationship of Manufacturer and distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow Distributor to create or assume any obligation on behalf of Manufacturer for any purpose whatsoever. All financial obligations associated with Distributor’s business are the sole responsibility of distributor. All sales and other agreements between Distributor and its customers are Distributor’s exclusive responsibility and shall have no effect on Distributor’s obligations under this Agreement. Distributor shall be solely responsible for, and shall indemnify and hold Manufacturer free and harmless from any and all claims, damages or lawsuits (including Manufacturer’s attorneys fees) arising out of the acts or omission of Distributor, its employees or its agents.
3. TERMS OF PURCHASE OF PRODUCTS BY DISTRIBUTOR
     a) Terms and Conditions. All purchases of Products by Distributor from Manufacturer during the term of this Agreement shall be subject to the terms and conditions of this Agreement.
     b) Prices. All prices are F.O.B. (as defined in Section 2319 of the California Uniform Commercial Code) Manufacturer’s plant currently located at the address listed for Manufacturer at the beginning of this Agreement. The purchase price to Distributor for each of the Products (“Purchase Price”) shall be as set forth in Exhibit A attached hereto. The difference between Distributor’s Purchase Price and Distributor’s selling price to its customers shall be Distributor’s sole remuneration for sale of the products and for all other obligations of Distributor under this Agreement. Manufacturer has the right at any time to revise the prices in Exhibit A with thirty (30) days’ advance written notice to Distributor. Such revisions shall apply to all orders received after the effective date of revision. Price increases shall not affect unfulfilled purchase orders accepted by Manufacturer prior to the effective date of the price increase. Price decreases shall apply to pending purchase orders accepted by Manufacturer prior to the effective date of the decrease but not yet shipped.
     c) Taxes. Distributor’s Purchase Price does not include any federal, state or local taxes that may be applicable to the Products. When Manufacturer has the legal obligation to collect such taxes, the appropriate amount shall be added to Distributor’s invoice and paid by Distributor unless Distributor provides Manufacturer with a valid tax exemption certificate authorized by the appropriate taxing authority.
     d) Order and Acceptance. All orders for Products submitted by Distributor shall be initiated by written purchase orders sent to Manufacturer and requesting a delivery date during the term of this Agreement; provided, however, that an order may initially be placed orally or by telex order. To facilitate Manufacturer’s production scheduling, Distributor shall submit purchase orders to Manufacturer at least ninety (90) days prior to the first day of the requested month of delivery. No order shall be binding upon Manufacturing until accepted by Manufacturer in writing, and Manufacturer shall have no liability to Distributor with respect to purchase orders that are accepted. Manufacturer shall use commercially reasonable efforts to notify Distributor of the acceptance or rejection of an order and of the assigned delivery date for accepted orders within thirty (30) days after receipt of the purchase order.
No partial shipment of an order shall constitute the acceptance or the entire order, absent the written acceptance of such entire order. Manufacturer shall use commercially reasonable efforts to deliver Products at the times specified either in its quotation or in its written acceptance of Distributor’s purchase orders.
     e) Terms of Purchase Orders. Distributor’s purchase orders submitted to Manufacturer from time to time with respect to Products to be purchased hereunder shall be governed by the terms of this Agreement, and nothing contained in any such purchase order shall in any way modify such terms of purchase or add any additional terms or conditions.
     f) Demo Unit. To assure adequate sales support, Distributor agrees, upon the effective date of this Agreement, to Purchase the Products shown in Exhibit C attached hereto. The special purchase price set forth in Exhibit C is for the Products to be used by the Distributor solely as demonstration units. The Products purchased by Distributor as demonstration units may be sold to end users by the Distributors twelve (12) months after the delivery date, provided Distributor replace them by purchasing an additional unit of the same Product at the current Purchase Price.
     g) Change Order. Distributor may utilize written change orders without penalty for orders that have not yet been accepted by manufacturer. For orders that have been accepted by manufacturer but have not yet been shipped (excluding the initial order under Subsection 3(f) above). Distributor may utilize written change orders subject to the following conditions.
      i) Distributor may delay delivery of any accepted order, provided that the rescheduled delivery date occurs during the term of this Agreement and provided further that Distributor shall pay a rescheduling fee equal to ten percent (10%) of the Purchase Price (net of freight, taxes and other charges) of the rescheduled Products if Distributor’s change order is received by manufacturer less than ninety (90) days before the assigned delivery date.
Unless Manufacturer otherwise agrees, no change order shall be effective unless accompanied by the rescheduling fee if any, required by the Subsection 3(g)(i).
      ii) Distributor may cancel any order that has been accepted by Manufacturer, provided that if the written change order is received by Manufacturer less than ninety (90) days before the assigned delivery date or if the written change order cancels an order that has been previously rescheduled under Subsection 3(g)(i) above, then Distributor shall pay a cancellation charge equal to fifteen percent (15%) of the net Purchase Price of the canceled Products. Not withstanding the above, no order is cancelable fourteen (14) days before scheduled ship date.
      h) Payment. Full payment of Distributor’s Purchase price for the Products and spare parts (including any freight, taxes or other applicable costs initially paid by Manufacturer but to be borne by Distributor) shall be made by Distributor to Manufacturer in U.S. dollars and shall be due within sixty (60) days from the date of shipment of such Products to Distributor and shall be made by wire transfer, check or other instrument approved by Manufacturer. Wire transfer shall be made according to the terms of this agreement to:

SILICON VALLEY BANK
3000 Lakeside Drive
Santa Clara. CA 95054
Attn: Jane Braun
(408) 654–5664
Account #: 02711508–70/-75
If Manufacturer hereafter determines that it no longer desires to extend credit to Distributor it shall give written notice to Distributor and thereafter payment shall be effected by means of an irrevocable letter of credit drawn on a California bank approved by Manufacturer; the letter of credit shall be upon terms acceptable to Manufacturer, shall allow for partial shipments, and shall be in an amount equal to Distributor’s Purchase Price for the Products Plus all applicable taxes, shipping charges, and other charges to be borne by Distributor. All exchange, interest, banking, collection, and other charges shall be at Distributor’s expense.

Any invoiced amount not paid when due shall be subject to a service charge of one and one-half percent (1.5%) per month or the maximum rate allowed by law, whichever is less. Distributor shall pay all of Manufacturer’s costs and expenses (including reasonable attorney’s fees) to enforce and preserve Manufacturer’s rights under this Subsection 3(h).
     i) Shipping. All Products delivered pursuant to the terms of this agreement shall be packed for air freight shipment in Manufacturer’s standard shipping cartons, marked for shipment at Distributor’s address set forth above, and delivered to Distributor or its carrier agent F.O.B. Manufacturer’s manufacturing plant, at which time (subject to Subsection 3(1) below) title to such Products and risk of loss shall pass to Distributor. Unless otherwise instructed in writing by Distributor, Manufacturer shall select the carrier. All freight, insurance, and other shipping expenses, shall be paid by Distributor. Distributor shall also bear all applicable taxes, duties and similar charges that may be assessed against the products after delivery to the carrier at Manufacturer’s plant.
     j) Rejection or Products. Distributor shall inspect all Products promptly upon receipt thereof and may reject any Product that fails in any material way to meet the specifications sat forth in Manufacturer’s current brochure for that Product. Any Product not properly rejected within thirty (30) days after receipt of that Product by Distributor (“Rejection Period”) shall be deemed accepted. To reject a Product, Distributor shall, within the Rejection Period, notify Manufacturer in writing or by FAX of its rejection and request Return Goods Authorization (“RGA”) number. Manufacturer shall use commercially reasonable efforts to provide the RGA number in writing or by FAX to Distributor within fifteen (15) days after receipt of the request. Within ten (10) days after receipt of RGA number, Distributor shall return to manufacturer the rejected Product, freight prepaid, in its original shipping carton with that RGA number displayed on the outside of the carton. Provided that Manufacturer has complied with its obligations in this Subsection 3(j), Manufacturer reserves the right to refuse to accept any rejected Products that do not bear an RGA number on the outside of the carton. As promptly as possible but no later that thirty (30) working days after receipt by Manufacturer of properly rejected Products, Manufacturer shall, at its option and expense, either repair or replace the Products. Manufacturer shall pay the shipping charges back to Distributor for properly rejected Products; otherwise, Distributor shall be responsible for the shipping charges.
     k) Return of Products after Rejection Period. After the Rejection Period. distributor may not return a product to manufacturer for any reason without Manufacturer’s prior written consent . For any Product for which Manufacturer gives such consent. Manufacturer shall charge Distributor a restocking fee equal to fifteen percent (15%) of Distributor’s Purchase price for that Product and in such case shall credit the balance of the Purchase Price to Distributor’s account. Distributor shall be responsible for all shipping charges.
     1) Reservation of Title. Transfer of title for each Product and in such case shall credit the balance of the Purchase Price to Distributor’s account. Distributor shall be responsible for all shipping charges.
4. TRAINING, INSTALLATION, AND SERVICE
     a) Services by Distributor. Distributor shall have the responsibility to install the Products, test the installed Products, service and repair the Products, and train the customers with respect to the Products sold. The services shall be performed only by specially and properly trained personnel of Distributor and shall be prompt and of the highest quality. Distributor shall maintain a properly equipped service department as required sufficient to meet the needs of the Territory, as well as a complete and adequate supply of spare parts to properly service Products used in the Territory (in accordance with Subsection 6(e) below).
     b) Training by Manufacturer. Manufacturer shall provide sales, service, and repair training to Distributor’s personnel at periodic intervals, with the frequency and content of the training to be determined by Manufacturer. When possible, such training shall be given at Distributor’s facilities, but it may be necessary to provide combined training at a geographically central location near but not in the Territory. In either case, Manufacturer and Distributor shall each pay their own costs for travel, food, and lodging during the training period. In addition to sales and service training, Manufacturer shall cooperate with Distributor in establishing efficient service procedures and policies.
5. WARRANTY TO DISTRIBUTOR
     a) Standard Limited Warranty. Manufacturer provides a 1 year warranty on capital equipment only to distributor for the Products, including the limitations set forth in Subsection 5(b) and 5(c) below. This warranty is contingent upon proper use of a Product in the application for which it was intended and does not cover Products that were modified without Manufacturer’s approval or that were subjected by the customer to unusual physical or electrical stress.
     b) No Other Warranty. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE, MANUFACTURER GRANTS NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCTS, THEIR

FITNESS FOR ANY PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY, NON-INFRINGEMENT OR OTHERWISE.
     c) Limitations of Liability. MANUFACTURER’S LIABILITY UNDER THE WARRANTY SHALL BE LIMITED TO A REFUND OF THE CUSTOMER’S PURCHASE PRICE. IN NO EVENT SHALL MANUFACTURER BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS BY THE CUSTOMER OR FOR ANY SPECIAL CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY.
6. ADDITIONAL OBLIGATIONS OF DISTRIBUTOR
     a) Annual Purchase Commitment. Attached hereto in Exhibit D is the annual purchase commitment and required delivery dates with the number of Products to be Purchased by Distributor from Manufacturer (“Annual Purchase Commitment”). Annually for 1995 – 1999, Distributor and Manufacturer shall mutually agree in writing on the Annual Purchase Commitment for the immediately following calendar year. Throughout the term of this Agreement, if Distributor fails to purchase (80%) of its Annual Purchase Commitment during any given year, then Manufacturer may terminate this Agreement by mailing written notice of termination to Distributor, in which case this Agreement shall terminate immediately. Products returned to Manufacturer under the provisions of Subsection 3(k) above shall not count towards the fulfillment of Distributor’s relevant Annual Purchase Commitment. Prior to the close of each year, Manufacturer shall work with Distributor to establish a forecast of annual purchase commitment for the subsequent year. If the parties are unable to agree on an Annual Purchase Commitment within sixty (60) days prior to the anniversary date of this Agreement, then an extrapolation of market growth data based on Manufacturer’s worldwide growth rate will be used to calculate projected increases for upcoming period.
     b) Forecasts. within the first five days of every month, Distributor shall provide Manufacturer with a 90 day rolling forecast, attached hereto as Exhibit D, showing prospective orders by Product model and intended submittal date.
     c) Promotion of the Products. Distributor agrees to use its best efforts, at its own expense, to vigorously promote the sale of the Products within the Territory and to develop a market for the Products and to enhance the Company’s image in the marketplace as a provider of quality medical devices. Distributor’s obligations shall include, but not be limited to, preparing promotional materials in appropriate languages for the Territory, advertising the Products in trade publications within the Territory, participating in appropriate trade shows, and directly soliciting orders from customers for the Products. At the beginning of this Agreement and the beginning of each calendar year Distributor and Manufacturer shall mutually agree in writing on the sales promotion activities and performance criteria to be met by Distributor for that calendar year. Distributor shall provide Company with an annual analysis of the market including total market. Such information shall be provided to enable Manufacturer to assist Distributor in fully developing the market demand for the Manufacturer’s Products and in developing appropriate marketing and business plans for the mutual advantage of Distributor and Manufacturer.
     d) Representations. Distributor shall not make any false or misleading representations to customers or others regarding manufacturer or the Products. Distributor shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with manufacturer’s documentation accompanying the Products or Manufacturer’s literature describing the Products, including the limited warranty and disclaimers.
     e) Inventory. Distributor shall, at its own expense, maintain a sufficient inventory of the Products and of spare parts to fulfill its commitments under this Agreement.
     f) Finances and Personnel. Distributor shall maintain a net worth and working capital sufficient, in Manufacturer’s reasonable judgement, to allow Distributor to perform fully and faithfully its obligations under this Agreement. Distributor shall devote sufficient financial resources and technically qualified sales and service engineers to the Products to fulfill its responsibilities under this Agreement. Distributor additionally agrees to maintain qualified sales and clinical personnel for the purpose of promoting and servicing the Products and agrees to provide adequate training to physicians and laboratory personnel to assist them in the proper use of the Product.
     g) Customer and Sales Reporting. Distributor shall, at its own expense and consistent with the sales policies of Manufacturer:
          i) Place the Products in Distributor’s catalogues as soon as possible and feature the Products in any applicable trade show that it attends;
          ii) Provide adequate contact with existing and potential customers within the Territory on a regular basis, consistent with good business practice;
          iii) Assist Manufacturer in assessing customer requirements for the Products, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features;
          iv) Submit market research information, as reasonably

requested by Manufacturer, regarding competition and changes in the market within the Territory; and
          v) Provide Manufacturer with the clinical data gathered during the investigational stage for government approval.
     h) Import and Export Requirements. Distributor shall, at its own expense, pay all import and export license and permits, pay customs charges and duty fees, and take all other actions required to accomplish the export and import of the Products purchased by Distributor. Distributor understands that Manufacturer is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain technical products to certain countries. Distributor agrees to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to export, or allow the export or reexport of any Proprietary Information or Product or any direct product thereof in violation of any such restrictions, laws or regulations or to Afghanistan, the People’s Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to section 770 of the U.S. Export Administration Regulations (or any successor supplement or regulations); Manufacturer shall obtain any necessary licenses and/or exemptions with respect to the export from the U.S. of all material or items deliverable by Manufacturer.
     i) Limitation on Distributor’s Right to the Product. Distributor shall have no access to or rights in the source codes of any software included in the Products. Distributor shall have no right to copy, modify or remanufacture any Product or part thereof and will comply with Manufacturer’s standard Confidentiality Agreement attached hereto as Exhibit E. The term sell or sale does not apply to the software components of the Products, such software is licensed pursuant to Manufacturer’s standard end-user agreement.
7. ADDITIONAL OBLIGATIONS OF MANUFACTURER
     a) Materials. Manufacturer shall promptly provide Distributor with existing marketing and technical information concerning the Products as well as reasonable quantities of brochures, instructional material, advertising literature, reasonable sample allotment, and other Product data, with all such material printed in the English language.
     b) Responses to Inquiries. Manufacturer shall promptly respond to all inquiries from Distributor concerning matters pertaining to this Agreement.
     c) Testing. Manufacturer shall test all Products before

shipment to Distributor.
     d) Delivery Time. Manufacturer shall minimize delivery time as much as possible and use commercially reasonable efforts to fulfill delivery obligations as committed in acceptances.
     e) Territorial Inquiries. Manufacturer shall submit to Distributor any inquiry originating from the Territory rather than answering the inquiry directly.
     f) Quotations to Exporters. Manufacturer shall refrain from giving quotations to exporters for products to the shipped to the Territory.
     g) New Developments. Manufacturer shall inform Distributor of new product developments relating to the products.
8. TERM AND TERMINATION
     a) Term. This Agreement shall be effective from the date hereof and shall continue in force for a fixed term of five (5) years unless terminated earlier under the provisions of this Section 8. At the end of the fixed term, this Agreement shall terminate automatically without notice unless prior to that time the term of the Agreement is extended by mutual written consent of the parties.
     b) Terminator with Cause. If either party defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the thirty-day period, then the Agreement shall automatically terminate at the end of that period.
     c) Termination without Cause. Manufacturer may terminate this Agreement upon ninety (90) days written notice to Distributor provided (1) upon Distributor’s request Manufacturer will repurchase all products owned by Distributor and all demonstration units and sales literature at Manufacturer’s cost, (2) Manufacturer pays to Distributor a commission of five percent (5%) of the sales price of all Products sold in the Territory by anyone for a period of six (6) months after the date of termination and (3) Manufacturer complies with its other obligations under Sections 8.
     d) Termination for Insolvency. This Agreement shall terminate, without notice, (i) upon the institution by or against Distributor of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Distributor’s debts. (ii) upon Distributor’s making an assignment for the benefit of creditors, or (iii) upon Distributor’s dissolution or ceasing to do business.
     e) Fulfillment of Orders upon Termination. Upon termination of this Agreement for other than Distributor’s breach, Manufacturer shall continue to fulfill, subject to the terms of Section 3 above, all orders accepted in writing by Manufacturer prior to the date of termination.
     f) Return of Materials. All trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales aids of every kind shall remain the property of Manufacturer. Within thirty (30) days after the termination of this Agreement, Distributor shall prepare all such items in its possession for shipment, as Manufacturer may direct at Manufacturer’s expense. Distributor shall not make, use, dispose of or retain any copies of any confidential items or information which may have been intrusted to it. Effective upon the termination of this Agreement, Distributor shall cease to use all trademarks, marks, and trade names of Manufacturer.
     g) Limitation on Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Manufacturer of Distributor. Termination shall not, however, relieve either party of obligations incurred prior to the termination.
     h) Government Approvals. All government approvals or registration will be obtained under the Manufacturer’s name by the Distributor and all costs involved will be borne by Distributor. Upon termination of this Agreement for any reason, Distributor, shall take all necessary steps to transfer any government approvals for each Product to Manufacturer or Manufacturer’s nominee (or if such transfer is not permitted to cooperate in the cancellation of Distributor’s government approvals and the reissuance thereof to Manufacturer or Manufacturer’s nominee). Distributor shall promptly return to Manufacturer all data and information relating to such products and make no further use thereof. Additionally, Distributor represents and warrants that neither this Agreement (or any term hereof) nor the performance of or exercise of rights under this Agreement, is restricted by, contrary to, in conflict with, ineffective under, requires registration or approval or tax withholding under, or affects Manufacturer’s proprietary rights (or the duration thereof) under, or will require any compulsory licensing under, any law or regulation of any organization, country, group of countries or political or governmental entity located within or including all or a portion of the Territory.

     i) Survival of Certain Terms. The provisions of Sections 3(h), 3(L), 5, 6(h), 8, 9, 10, 11, 12, and 13 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.
9. LIMITATION ON LIABILITY
     MANUFACTURER SHALL NOT BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT OR THE AGREEMENT OF WHICH IT IS A PART OR ANY ATTACHMENT, PRODUCT ORDER, SCHEDULE OR TERMS AND CONDITIONS RELATED THERETO UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY:
     a) FOR LOSS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY,
     b) FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO LOSS OF REVENUES AND LOSS OF PROFITS; OR
     c) FOR ANY MATTER BEYOND ITS REASONABLE CONTROL.
10. PROPERTY RIGHTS AND CONFIDENTIALITY
     a) Property Rights. Distributor agrees that Manufacturer owns all right, title, and interest in the product lines that include without limitation the Products and in all of Manufacturer’s patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Products. The use by Distributor or any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease.
     b) Sales Conveys no Right to Manufacturer or Copy. The Products are offered for sale and are sold by Manufacturer subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products. Distributor shall take appropriate steps with its customers, as manufacturer may request to inform them of and assure compliance with the restrictions contained in this Subsection 10(b).
     c) Confidentiality. Distributor acknowledges that by reason of its relationship to certain information and materials concerning Manufacturer’s business, plans, customers, technology, and products that are confidential and of substantial value to Manufacturer, which value would be impaired if such information were disclosed to third parties. Distributor agrees that it will not use in any way for its own account or the account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by Manufacturer. Distributor shall take every reasonable precaution to protect the confidentiality of such information. Upon request by Distributor, Manufacturer shall advise whether or not it considers any particular information or materials to be confidential Distributor shall not publish any technical description of the Products beyond the description published by Manufacturer (except to translate the description into appropriate languages for the Territory). In the event of termination of this Agreement, there shall be no use or disclosure by Distributor of any confidential information of Manufacturer, and Distributor shall not manufacture or have manufactured any devices, components or assemblies utilizing any of Manufacturer’s confidential information.
11.	TRADEMARKS AND TRADE NAMES
     a) Use. During the term of this Agreement, Distributor shall have the right to indicate to the public that it is an authorized distributor of Manufacturer’s Products and to advertise (within the Territory) such Products under the trademarks, marks, and trade names that manufacturer may adopt from time to time (“Manufacturer’s Trademarks”). Any and all use of the Manufacturer’s Trademarks shall inure to Manufacturer’s sole benefit. Distributor shall not alter or remove any manufacturer’s Trademark applied to the Products at the factory. Except as set forth in this Section 11, nothing contained in this Agreement shall grant to Distributor any right, title or interest in manufacturer’s Trademarks. At no time during or after the term of this Agreement shall distributor challenge or assist others to challenge Manufacturer’s Trademarks, marks or trade names confusingly similar to those of Manufacturer.
     b) Approval of Representations. All representations of Manufacturer’s Trademarks that Distributor intends to use shall first be submitted to Manufacturer for approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by Manufacturer. If any Manufacturer’s Trademarks are to be used in conjunction with another trademark on or in relation to the Products, than Manufacturer’s mark shall be presented equally legibly, equally prominently, and of greater size than the other but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.
12.	PATENT, COPYRIGHT, AND TRADEMARK INDEMNITY
     a) Indemnification. Distributor agrees that Manufacturer has the right to defend, or at its option to settle, and Manufacturer agrees, at its own expense, to defend or at its option to settle,

any claim, suit or proceeding brought against Distributor or its customer on the issue of infringement of any United States patent, copyright or trademark by the Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth. Manufacturer shall have sole control of any such action or settlement negotiations, and Manufacturer agrees to pay, subject to the limitations hereinafter set forth, any final judgement entered against Distributor or its customer on such issue in any such suit or proceeding defended by Manufacturer. Distributor agrees that Manufacturer at its sole option shall be relieved of the foregoing obligations unless Distributor or its customer notifies Manufacturer promptly in writing of such claim, suit or proceeding and give Manufacturer authority to proceed as contemplated herein, and, at Manufacturer’s expense, gives Manufacturer proper and full information and assistance to settle and/or defend any such claim, suit or proceeding. If the Products, or any part thereof, are, or in the opinion of Manufacturer may become, the subject of any claim, suit or proceeding for infringement of any United States patent, copyright or trademark, or if its adjudicatively determined that the Products, or any part thereof, infringe any United States patent, copyright or trademark, or if the sales or use of the Products, or any part thereof, is, as a result, enjoined, then Manufacturer may, at its option and expense either: (1) procure for Distributor and its customers the right under such patent, copyright or trademark to sell or use, as appropriate, the Products or such part thereof; or (ii) replace the Products, or part thereof, with other suitable Products or parts; or (iii) suitably modify the Products, or part thereof; or (iv) if the use of the Products, or part thereof, and refund the aggregate payments paid therefore by Distributor, less a reasonable sum for use and damage. Manufacturer shall not be liable for any costs or expense incurred without its prior written authorization.
     b) Limitation. Notwithstanding the provisions of Subsection 12(a) above, Manufacturer assumes no liability for (i) infringements covering completed equipment or any assembly, circuit, combination, method or process in which any of the Products may be used but not covering the Products when used alone; (ii) trademark infringements involving any marking or branding not applied by Manufacturer or involving any marking or branding applied at the request of Distributor; or (iii) infringements involving the modification or servicing of the Products, or any part thereof, unless such modification or servicing was done by Manufacturer.
     c) Entire Liability. The foregoing provisions of this Section 12 state the entire liability and obligations of Manufacturer and the exclusive remedy of Distributor and its customers, with respect to any alleged infringement of patents, copyrights, trademarks or other intellectual property rights by the Products or any part thereof.

13. GENERAL PROVISIONS
     a) Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of California and United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Unless otherwise elected by Manufacturer in writing for a particular instance (which Manufacturer may do at its option), the sole jurisdiction and venue for actions related to the subjected matter hereof shall be the California state and U.S. federal courts having within their jurisdiction the location of Manufacturer’s principal place of business. Both parties consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by California state or U.S. federal law. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees. Distributor hereby expressly consents to (i) the personal jurisdiction of the federal and state courts within California, (ii) service of process being affected upon it by registered mail sent to the address set forth at the beginning of this Agreement, and (iii) the uncontested enforcement of a final judgement from such court in any other jurisdiction wherein Distributor or any of its assets are present.
     b) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or Agreement, shall be effective unless in writing signed by the party to be charged.
     c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given three (3) days after deposit in the mail.
     d) Force Majeure. Non-performance of either party shall be excused (except for payment of monies and confidentiality) to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing party.
     e) Nonassignability and Binding Effect. A mutually agreed consideration for Manufacturer’s entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by Distributor under its present ownership, and accordingly, Distributor agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of Manufacturer. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
     f) Legal Expenses. The prevailing party in any legal action brought by one party against the other arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorney’s fees.
     g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

GOODMAN CO., LTD.

DISTRIBUTOR

KANEKO ENTERPRISES, INC.

DISTRIBUTOR

CARDIOMETRICS, INC.

BY:	/s/ Menahem Nassi	BY:	/s/ Akira Yamamoto
	Menahem Nassi		Akira Yamamoto

TITLE:	President and CEO	TITLE:	President

BY:	/s/ Michael J. Sorna	BY:	/s/ Masahiko Kaneko
	Michael J. Sorna		Masahiko Kaneko

Vice President ,
TITLE:	Int’l Sales & Operations	TITLE:	President

EXHIBIT A
TO
EXCLUSIVE DISTRIBUTION AGREEMENT
As of September 2, 2004
Description of VOLCANO Products and Pricing

Distributor Name:	Goodman Company, Ltd.
Distributor Territory:	Japan

	CATALOG
PRODUCT	NUMBER	LIST PRICE (EACH)
Functional Measurement Products:
WaveMap	6000	[CONFIDENTIAL]USD
SmartMap	6500	[CONFIDENTIAL]USD
SmartWire	640X, 640XJ	[CONFIDENTIAL]USD
WaveWire	140X, 140XJ	[CONFIDENTIAL]USD
FloWires	840X, 840XJ	[CONFIDENTIAL]USD
PC III Upgrade (SmartCable Upgrade)	8200	[CONFIDENTIAL]USD
ComboMap	2500	[CONFIDENTIAL]USD
* Any travel costs associated with installation are not included in product cost.

■	All prices are quoted “each’’ and in US Dollars

■	Volcano Therapeutics’ Terms are FOB Origin, net thirty (30) days.

Distributor Authorized Signature and Date	VOLCANO Authorized Signature and Date

EXHIBIT A (Cont’d)
For all new and additional Products for which Cardiometrics is the sole owner, Goodman Co., Ltd. and Kaneko Enterprises, Inc. will be given right of first refusal to represent new product in territory defined in Exhibit B.

GOODMAN CO., LTD.

DISTRIBUTOR

KANEKO ENTERPRISES, INC.

DISTRIBUTOR
CARDIOMETRICS, INC.

BY:	/s/ Menahem Nassi	BY:	/s/ Akira Yamamoto

	Menahem Nassi		Akira Yamamoto

TITLE: President and CEO		TITLE: President

BY:	Michael J. Sorna	BY:	/s/ Masahiko Kaneko

	Michael J. Sorna		Masahiko Kaneko

Vice President,
TITLE: Int’l Sales & Operations		TITLE: President

EXHIBIT B
TERRITORY
Distributor’s Territory shall be all portions of the following:
JAPAN

GOODMAN CO., LTD.

DISTRIBUTOR

KANEKO ENTERPRISES, INC.

DISTRIBUTOR
CARDIOMETRICS, INC.

BY:	/s/ Menahem Nassi	BY:	/s/ Akira Yamamoto

	Menahem Nassi		Akira Yamamoto

TITLE: President and CEO		TITLE: President

BY:	/s/ Michael J. Sorna	BY:	/s/ Masahiko Kaneko

	Michael J. Sorna		Masahiko Kaneko

Vice President,
TITLE: Int’l Sales & Operations		TITLE: President